SECURITIES AND EXCHANGE COMMISSION

                             WASHINGTON, D.C. 20549

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                                    FORM N-8A

           NOTIFICATION OF REGISTRATION FILED PURSUANT TO SECTION 8(a)
                      OF THE INVESTMENT COMPANY ACT OF 1940

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    The  undersigned  investment  company  hereby  notifies the  Securities  and
Exchange  Commission  that it registers  under and pursuant to the provisions of
Section 8(a) of the Investment Company Act of 1940 and in connection with such notification of registration submits the following information:

                                      Name:

                 FIFTH AUTOMATIC COMMON EXCHANGE SECURITY TRUST


      Address of Principal Business Office (No. & Street, State, Zip Code):

                            C/O GOLDMAN, SACHS & CO.
                                 85 BROAD STREET
                            NEW YORK, NEW YORK 10004


                     Telephone Number (including area code):

                                 (212) 902-1000


                Name and address of agent for service of process:

                               KENNETH L. JOSSELYN
                                 85 BROAD STREET
                            NEW YORK, NEW YORK 10004


CHECK APPROPRIATE BOX:

         Registrant is filing a Registration Statement pursuant to Section 8(b) of the Investment Company Act of 1940 concurrently with the filing of Form N-8A:
YES |X| NO |_|


                                   SIGNATURES

    Pursuant to the requirements of the Investment Company Act of 1940, the Trustee of the registrant has caused this notification of registration to be duly signed on behalf of the registrant in The City of New York and the State of New York on the 21st day of April, 1998.


                                            FIFTH AUTOMATIC COMMON EXCHANGE
                                            SECURITY TRUST


                                            By: /s/ Paul S. Efron
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                                                    Paul S. Efron
                                                    Trustee
Attest:  /s/ Goldman, Sachs & Co.
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            Goldman, Sachs & Co.
            Sponsor